Calculation of Filing Fee Tables
S-8
ROSS STORES, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	14,900,000	$ 213.06	$ 3,174,594,000.00	0.0001381	$ 438,411.43
Total Offering Amounts:						$ 3,174,594,000.00		$ 438,411.43
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 438,411.43
Offering Note
[1]	(1) Fee calculated pursuant to Rule 457(h)(1) and Rule 457(c). (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement shall also cover any additional number of shares of the Registrant's Common Stock (the Common Stock) that become issuable under the Ross Stores, Inc. 2026 Equity Incentive Plan (the 2026 Plan) by reason of any stock dividend, stock split, recapitalization or other similar transaction relating to the securities originally covered by the Registration Statement. (3) Represents 14,900,000 shares of Common Stock that became available for issuance on May 20, 2026 under the 2026 Plan, upon approval of the 2026 Plan by the Company's stockholders. (4) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act, and is based on the average of the high ($214.78) and low ($211.33) prices per share of the Registrant's Common Stock on May 15, 2026, as reported on the Nasdaq Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources